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                                 EXHIBIT 11.1

Statement re:  Computation of Per Share Earnings

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
                                                         For the Year Ended
                                                            December 31,

                                                         1996          1995
                                                     ------------  ------------
     Net income applicable to common stock and
      common stock equivalents...................... $  3,132,921  $  2,460,632
                                                     ============  ============

     Average number of common stock shares
      outstanding...................................    3,790,909     3,931,996
     Common stock equivalents on employee stock
      ownership plan stock allocated................       27,364        12,508
                                                     ------------  ------------

                        TOTAL                           3,818,273     3,919,488
                                                     ============  ============

                        Earnings Per Share           $       0.82  $       0.63
                                                     ============  ============
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